                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2


                         (Amendment No. ______________)*



                          OUTSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   690131 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [   ]  Rule 13d-1(b)
                  [   ]  Rule 13d-(c)
                  [ x ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).

CUSIP NO. 690131 10 7                   13G            Page   2   of  22   Pages
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Paul M. Burrell and Richard J. Williams, as Trustees of
          the Outsource International, Inc. Voting Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    4,003,266
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               4,003,266
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,003,266
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                        [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          46.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   3   of  22   Pages
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Lawrence H. Schubert, as Trustee of
          the Lawrence H. Schubert Recoverable Trust;
          as Trustee of the Nadya I. Schubert GRAT-1977;
          as Trustee of the Adam Pugh Trust Agreement; and
          as Trustee of the Rachel Schubert Trust Agreement
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               383,857
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          383,857
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   4   of  22   Pages
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Nadya I. Schubert, as Trustee of
          the Nadya I. Schubert Revocable Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               376,632
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          376,632
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   5   of  22   Pages
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Alan E. Schubert, Individually;
          as Co-Trustee of the Matthew Schubert Outsource Trust; and
          as Co-Trustee of the Jason Schubert Outsource Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,900,443
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,900,443
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          22.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   6   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Matthew B. Schubert, Individually, and as
          Co-Trustee of the Jason Schubert Outsource Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               324,848
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          324,848
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   7   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jason Schubert, as
          Co-Trustee of the Matthew Schubert Outsource Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               200,002
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,002
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   8   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Louis A. Morelli, Individually; as Trustee of
          the Louis J. Morelli S Stock Trust; and as Trustee
          of the Margaret Ann Janisch S Stock Trust
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               616,675
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          616,675
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page   9   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Louis J. Morelli
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               212,002
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          212,002
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page  10   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Margaret Morelli Janisch
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               271,448
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          271,448
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            Page  11   of  22   Pages
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Raymond S. Morelli
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (SEE INSTRUCTIONS)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    None
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     None
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   None
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               270,076
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          270,076
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES  (SEE INSTRUCTIONS)                                      [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          3.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Outsource International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442

Item 2.

         (a)      Name of Persons Filing:

                           Paul M. Burrell and Richard J. Williams, as Trustees of the Outsource International, Inc. Voting Trust

                           Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

                           Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust

                           Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert Outsource Trust

                           Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

                           Louis A. Morelli, Individually;
                           as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

                           Louis J. Morelli

                           Margaret Morelli Janisch

                           Raymond S. Morelli

         (b)      Address of Principal Business Office or if None, Residence:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442


         (c)      Citizenship:

                  USA


                              Page 12 of 22 Pages

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001

         (e)      Cusip Number:

                  690131 10 7

Item 3.

         N/A

Item 4.  Ownership

         A.(a)    Amount Beneficially Owned by Paul M. Burrell and
                  Richard J. Williams as Trustees of the
                  Outsource International, Inc. Voting Trust:          4,003,266

                  4,003,266 shares of Common Stock beneficially owned by the Reporting Persons listed in Items 4(B) - 4(J) were deposited with Richard J. Williams and Paul M. Burrell, the Voting Trustees, under a Voting Trust Agreement dated as of February 21, 1997 ("VTA") and an Agreement Among Shareholders and Investors dated as of February 21, 1997 ("AASI").

         (b)      Percent of Class: 46.2%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           4,003,266

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv) Shared power to dispose or to direct the disposition of: 4,003,266

         B.(a)    Amount Beneficially Owned by Lawrence H. Schubert
                  as Trustee of the Lawrence H. Schubert Revocable Trust;
                  as Trustee of the Nadya I. Schubert GRAT-1997;
                  as Trustee of the Adam Pugh Trust Agreement; and
                  as Trustee of the Rachel Schubert Trust Agreement:     383,857

                  Represents: (1) 286,357 shares held of record by Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; (2) 32,500 shares held of record by the Nadya I. Schubert GRAT-1997; (3) 32,500 shares held of record by Lawrence H. Schubert, as Trustee of the Adam Pugh Trust Agreement; and (4) 32,500 shares held of record by Lawrence H. Schubert, as Trustee of the Rachel Schubert Trust Agreement.

         (b)      Percent of Class: 4.4%





                              Page 13 of 22 Pages

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   383,857

         C.(a)    Amount Beneficially Owned by Nadya I. Schubert, as Trustee
                  of the Nadya I. Schubert Revocable Trust:              376,632

                  Represents 376,632 shares held of record by Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust.

         (b)      Percent of Class: 4.4%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   376,632

         D.(a) Amount Beneficially Owned by Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust: 1,900,443

                  Represents: (1) 1,377,438 shares held of record by Alan E. Schubert, individually; (2) 200,002 shares held of record by Alan E. Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust; and
         (3) 323,003 shares held of record by Alan E. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust.

         (b)      Percent of Class: 22.0%




                              Page 14 of 22 Pages

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   1,900,443

         E.(a) Amount Beneficially Owned by Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert
                  Outsource Trust:                                       324,848

                  Represents: (1) warrants to purchase 1,845 shares held by Matthew B. Schubert, individually; and (2) 323,003 shares held of record by Matthew B. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust.

         (b)      Percent of Class: 3.8%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   324,848

         F.(a)    Amount Beneficially Owned by Jason Schubert,
                  as Co-Trustee of the Matthew B. Schubert Outsource
                  Trust:                                                 200,002

                  Represents 200,002 shares held of record by Jason Schubert, as Co-Trustee of the Matthew B. Schubert Outsource Trust.

         (b)      Percent of Class: 2.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None




                              Page 15 of 22 Pages

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   200,002

         G.(a) Amount Beneficially Owned by Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and
                  as Trustee of the Margaret Ann Janisch S Stock Trust:  616,675

                  Represents: (1) 500,221 shares held of record by Louis A. Morelli, individually; (2) 56,230 shares held of record and warrants to purchase 1,845 shares held by Louis A. Morelli, as Trustee of the Louis
         J. Morelli S Stock Trust; and (3) 56,516 shares held of record and warrants to purchase 1,863 shares held by Louis A. Morelli, as Trustee of the Margaret Ann Janisch S Stock Trust.

         (b)      Percent of Class: 7.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   616,675

         H.(a)    Amount Beneficially Owned by Louis J. Morelli:         212,002

                  Represents 205,237 shares held of record and warrants to purchase 6,765 shares held by Louis J. Morelli.

         (b)      Percent of Class: 2.4%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   212,002





                              Page 16 of 22 Pages

         I.(a)    Amount Beneficially Owned by Margaret Morelli Janisch: 271,448

                  Represents 262,801 shares held of record and warrants to purchase 8,647 shares held by Margaret Morelli Janisch.

         (b)      Percent of Class: 3.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   271,448

         J.(a)    Amount Beneficially Owned by Raymond S. Morelli:      270,076

                  Represents 261,466 shares held of record and warrants to purchase 8,610 shares held by Raymond S. Morelli.

         (b)      Percent of Class: 3.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   270,076

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Pursuant to the terms of the AASI, dividends paid in stock of the Issuer are held by the Voting Trustees and the beneficial owners of such shares will receive a voting trust certificate representing such stock.

Item 7.  Identification and Classification of the Subsidiary




                              Page 17 of 22 Pages

         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

         Paul M. Burrell and Richard J. Williams, as Trustees of the Outsource International, Inc. Voting Trust

         Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

         Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

         Alan E. Schubert, Individually;
         as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust

         Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert Outsource Trust

         Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

         Louis A. Morelli, Individually;
         as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

         Louis J. Morelli

         Margaret Morelli Janisch

         Raymond S. Morelli

Item  9.  Notice of Dissolution of Group

                  N/A

Item. 10. Certification

                  N/A




                              Page 18 of 22 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2000



                                       OUTSOURCE INTERNATIONAL, INC.
                                       VOTING TRUST

                                       By: /s/ Paul M. Burrell
                                           -------------------------------------
                                           Paul M. Burrell, as Trustee for:

                                           Lawrence H. Schubert as Trustee
                                           of the Lawrence H. Schubert
                                           Revocable Trust dated 8/25/95

                                           Lawrence H. Schubert as Trustee of
                                           the Adam Pugh Trust Agreement dated
                                           9/18/95

                                           Lawrence H. Schubert as Trustee of
                                           the Rachel Schubert Trust Agreement
                                           dated 9/18/95

                                           Lawrence H. Schubert as Trustee of
                                           the Nadya I. Schubert GRAT-1997 u/t/a
                                           dated 5/16/97

                                           Nadya I. Schubert as Trustee of the
                                           Nadya I. Schubert Revocable Trust
                                           dated 8/25/95

                                           Alan E. Schubert

                                           Louis A. Morelli

                                           Raymond S. Morelli

                                           Louis J. Morelli

                                           Louis A. Morelli as Trustee of the
                                           Louis J. Morelli S Stock Trust dated
                                           1/1/95

                                           Margaret Morelli Janisch

                                           Louis A. Morelli as Trustee of the
                                           Margaret Ann Janisch S Stock Trust
                                           dated 1/1/95

                                           Matthew B. Schubert

                                           Jason D. Schubert and Alan E.
                                           Schubert as Trustees of the Matthew
                                           Schubert Outsource Trust dated
                                           11/24/95

                                           Matthew B. Schubert and Alan E.
                                           Schubert as Trustees of the Jason
                                           Schubert Outsource Trust dated
                                           11/24/95





                              Page 19 of 22 Pages

                                       By: /s/ Richard J. Williams
                                           -------------------------------------
                                           Richard J. Williams, as Trustee for:

                                           Lawrence H. Schubert as Trustee of
                                           the Lawrence H. Schubert Revocable
                                           Trust dated 8/25/95

                                           Lawrence H. Schubert as Trustee of
                                           the Adam Pugh Trust Agreement dated
                                           9/18/95

                                           Lawrence H. Schubert as Trustee of
                                           the Rachel Schubert Trust Agreement
                                           dated 9/18/95

                                           Lawrence H. Schubert as Trustee of
                                           the Nadya I. Schubert GRAT-1997 u/t/a
                                           dated 5/16/97

                                           Nadya I. Schubert as Trustee of the
                                           Nadya I. Schubert Revocable Trust
                                           dated 8/25/95

                                           Alan E. Schubert

                                           Louis A. Morelli

                                           Raymond S. Morelli

                                           Louis J. Morelli

                                           Louis A. Morelli as Trustee of the
                                           Louis J. Morelli S Stock Trust dated
                                           1/1/95

                                           Margaret Morelli Janisch

                                           Louis A. Morelli as Trustee of the
                                           Margaret Ann Janisch S Stock Trust
                                           dated 1/1/95

                                           Matthew B. Schubert

                                           Jason D. Schubert and Alan E.
                                           Schubert as Trustees of the Matthew
                                           Schubert Outsource Trust dated
                                           11/24/95

                                           Matthew B. Schubert and Alan E.
                                           Schubert as Trustees of the Jason
                                           Schubert Outsource Trust dated
                                           11/24/95




                              Page 20 of 22 Pages

                                           /s/ Lawrence H. Schubert
                                           -------------------------------------
                                           Lawrence H. Schubert, as Trustee of
                                           the Lawrence H. Schubert Revocable
                                           Trust; as Trustee of the Nadya I.
                                           Schubert GRAT-1997; as Trustee of the
                                           Adam Pugh Trust Agreement; and as
                                           Trustee of the Rachel Schubert Trust
                                           Agreement


                                           /s/ Nadya I. Schubert
                                           -------------------------------------
                                           Nadya I. Schubert, as Trustee of the
                                           Nadya I. Schubert Revocable Trust


                                           /s/ Alan E. Schubert
                                           -------------------------------------
                                           Alan E. Schubert, Individually; as
                                           Co-Trustee of the Matthew Schubert
                                           Outsource Trust; and as Co-Trustee of
                                           the Jason Schubert Outsource Trust


                                           /s/ Matthew B. Schubert
                                           -------------------------------------
                                           Matthew B. Schubert, Individually,
                                           and as Co-Trustee of the Jason
                                           Schubert Outsource Trust


                                           /s/ Jason D. Schubert
                                           -------------------------------------
                                           Jason D. Schubert, as Co-Trustee of
                                           the Matthew Schubert Outsource Trust


                                           /s/ Louis A. Morelli
                                           -------------------------------------
                                           Louis A. Morelli, Individually; as
                                           Trustee of the Louis J. Morelli S
                                           Stock Trust; and as Trustee of the
                                           Margaret Ann Janisch S Stock Trust


                                           /s/ Louis J. Morelli
                                           -------------------------------------
                                           Louis J. Morelli


                                           /s/ Margaret Morelli Janisch
                                           -------------------------------------
                                           Margaret Morelli Janisch


                                           /s/ Raymond S. Morelli
                                           -------------------------------------
                                           Raymond S. Morelli




                              Page 21 of 22 Pages

                                    EXHIBITS



Exhibit A         Joint Filing Agreement*

Exhibit B         Power of Attorney*

Exhibit C         Voting Trust Agreement**

Exhibit D         Agreement Among Shareholders and Investors**

----------------------

         * Incorporated by reference to Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on February 17, 1998.

         ** Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 of Outsource International, Inc. (File No. 333-33443) as filed with the Securities and Exchange Commission on August 12, 1997.







                              Page 22 of 22 Pages